UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2011

FORTEGRA FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No. 001-35009

Delaware	58-1461399
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Building 100, Suite 330 10151 Deerwood Park Boulevard	32256
(Address of principal executive offices)	(Zip Code)

(866)-961-9529
Registrant's telephone number, including area code

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Principal Accounting Officer
Effective April 1, 2011, Jeremy Phillips is promoted to the position of Senior Vice President and Controller of Fortegra Financial Corporation (the "Company"). Mr. Phillips succeeds Michael Vrban who was the Chief Accounting Officer and will continue with the Company as Senior Vice President, Financial Operations for Payment Protection. In his new role, Mr. Vrban will be responsible for providing financial leadership to our Payment Protection business and will also have primary responsibility for statutory insurance company reporting and compliance.

Mr. Phillips (37) has over twelve years of experience in tax and accounting and has been with the Company for three years. Mr. Phillips has been our Vice President of Tax since November 2010 and was our Tax Manager from February 2008 to October 2010. Prior to joining the Company, Mr. Phillips spent three years as Tax Manager at Acosta Sales and Marketing Company and six years as Tax Manager at Deloitte & Touche LLP. He holds Bachelor of Science in Accounting and Master of Accounting degrees from the University of Florida and is a licensed CPA.

Mr. Phillips and the Company have entered into the Company's standard indemnification agreement (the "Indemnification Agreement"), which requires the Company to indemnify Mr. Phillips, under the circumstances and to the extent provided for therein, against certain expenses and other amounts incurred by Mr. Phillips as a result of being made a party to certain actions, suits, proceedings and the like by reason of his position as an officer of the Company. The foregoing is only a brief description of the Indemnification Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Indemnification Agreement that was previously filed as an exhibit to the Company filings with the Securities and Exchange Commission and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortegra Financial Corporation

Date: April 1, 2011
By: /s/ John G. Short
Name: John G. Short
Title: General Counsel and Secretary